                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       MURDOCK COMMUNICATIONS CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                   Registrant
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, schedule or registration statement no.:

    (3) Filing party:

    (4) Date filed:

                       MURDOCK COMMUNICATIONS CORPORATION
                             1112 29TH AVENUE S.W.
                            CEDAR RAPIDS, IOWA 52404

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of Murdock Communications Corporation, an Iowa corporation (hereinafter called the Corporation), will be held at the Four Points Sheraton Inn, 525 33rd Avenue S.W., Cedar Rapids, Iowa 52404, on May 23, 2000 at 11:30 a.m., local time, for the purpose of:

          1. Electing four directors for the ensuing year.

          2. Ratifying the appointment of Deloitte & Touche LLP, independent public accountants, as auditors of the Corporation for its fiscal year ending December 31, 2000.

          3. Taking action with respect to any other matters that may be properly brought before the meeting and that might be considered by the shareholders of an Iowa corporation at their annual meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                      Paul C. Tunink,
                                                         Secretary

Cedar Rapids, Iowa
April 19, 2000

     SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 12, 2000 ARE ENTITLED TO VOTE AT THE MEETING. YOUR VOTE IS IMPORTANT TO ENSURE THAT A MAJORITY OF THE STOCK IS REPRESENTED. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                       MURDOCK COMMUNICATIONS CORPORATION
                             1112 29TH AVENUE S.W.
                            CEDAR RAPIDS, IOWA 52404

PROXY STATEMENT FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 23, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Murdock Communications Corporation of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders of the Corporation to be held at the Four Points Sheraton Inn, 525 33rd Avenue S.W., Cedar Rapids, Iowa 52404, on May 23, 2000 at 11:30 a.m., local time and any adjournments thereof. This proxy material is being mailed on or about April 19, 2000 to shareholders of record at the close of business on April 12, 2000.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

     The shares represented by each valid proxy received in time will be voted at the meeting and, if a choice is specified on the proxy, it will be voted in accordance with that specification. If no instructions are specified in a signed proxy returned to the Corporation, the shares represented thereby will be voted
(1) in FAVOR of the election of the directors listed in the enclosed proxy and
(2) in FAVOR of the ratification of Deloitte & Touche LLP as auditors of the Corporation for fiscal 2000.

     Shareholders may revoke proxies at any time to the extent they have not been exercised by giving written notice to the Corporation or by a later executed proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy. The Corporation will bear the cost of solicitation of proxies. Solicitation will be made primarily by use of the mails; however, some solicitation may be made by employees of the Corporation, without additional compensation therefor, by telephone, by facsimile, or in person. Only shareholders of record at the close of business on April 12, 2000 will be entitled to notice of and to vote at the meeting. On the record date, the Corporation had outstanding 10,625,046 shares of no par value common stock ("Common Stock"), entitled to one vote per share.

     A majority of the votes entitled to be cast with respect to each matter submitted to the shareholders, represented either in person or by proxy, will constitute a quorum with respect to such matter. Approval of each matter specified in the notice of meeting requires the affirmative vote of a majority, or in the case of the election of directors a plurality, of the shares present in person or by proxy at the meeting and entitled to vote on such matter. Abstentions and broker non-votes (i.e., shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count for the purpose of establishing a quorum and will not affect the determination of whether such matters are approved or directors are elected. The Inspector of Election appointed by the Board of Directors will determine the presence of a quorum and tabulate the results of shareholder voting.

                             ELECTION OF DIRECTORS

     It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees named in the following table to serve as directors for a term of one year and until their successors are elected, unless contrary instructions are received. As indicated below, each person nominated by the Board of Directors is an incumbent director. The Corporation anticipates that the nominees listed in this Proxy Statement will be candidates when the election is held. However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, proxies will be voted for a substitute nominee selected by the proxy holders (except where a proxy withholds authority with respect to the election of directors).

                                                                             DIRECTOR
NAME, AGE, PRINCIPAL OCCUPATION FOR PAST FIVE YEARS AND DIRECTORSHIPS  AGE    SINCE
---------------------------------------------------------------------  ---   --------
GUY O. MURDOCK..................................................       44    1989
Mr. Murdock is a private investor. He served as Chairman of the Board of the Corporation from 1989 to January 2000, as Chief Executive
  Officer of the Corporation from 1989 to April 1997 and as President of the Corporation from 1989 to July 1996.
WAYNE WRIGHT....................................................       54    1997
Mr. Wright has served as President of Priority International
  Communications, Inc. (a wholly-owned subsidiary of the Corporation since October 1997) since March 1997 and as Chairman of the Board of Priority International Communications, Inc. from 1996 to 1997.
  Mr. Wright served as an officer of U.S. Ameriphone (an aggregator of hospitality and pay phone businesses) from 1993 to 1996.
DAVID KIRKPATRICK...............................................       60    2000
Mr. Kirkpatrick has been a private investor since 1992. Mr.
  Kirkpatrick served as a consultant to a law firm from 1991 to 1992 and as a partner of Peat Marwick (an accounting firm) from 1962 to
  1991, most recently as Managing Partner of the Houston office.
EUGENE DAVIS....................................................       45    2000
Mr. Davis has served as Interim Chairman of the Board and Interim
  Chief Executive Officer of the Corporation since January 2000. He has served as Chairman of the Board and Chief Executive Officer of
  Pirinate Consulting Group, LLC (a privately held consulting firm)
  since 1999 and as Chief Executive Officer of SmarTalk Teleservices,
  Inc. (a prepaid calling card provider) since 1999. Mr. Davis served as Chief Operating Officer of Total-Tel USA Communications, Inc. (a
  telecommunications provider) from 1998 to 1999. Mr. Davis served as
  President of Emerson Radio Corp. (a consumer electronics products distributor) from 1994 to 1997 and has served as Vice Chairman of the Board since 1997 and as a director since 1990.

EXECUTIVE OFFICERS

     The following table sets forth the name, age, current position and principal occupation and employment during the past five years of the executive officers of the Corporation who are not directors:

NAME                       AGE       CURRENT POSITION             OTHER POSITIONS
----                       ---       ----------------             ---------------
Paul C. Tunink...........  41    Vice President and Chief    Vice President, Chief
                                 Financial Officer since     Financial Officer and
                                 November 1998.              Treasurer of Stuart
                                                             Entertainment, Inc. (a
                                                             manufacturer of gaming
                                                             supplies) from April 1995
                                                             to October 1998.
                                                             Divisional Vice
                                                             President-Finance of
                                                             Younkers Inc. (a
                                                             retailer) from April 1992
                                                             to April 1995.
John S. Rance............  50    Chief Executive Officer     General Partner of
                                 of Incomex, Inc. (a         Incomex Limited
                                 wholly-owned subsidiary     Partnership from 1995 to
                                 of the Corporation since    April 1997.
                                 February 1998) since
                                 April 1997.

DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors has an Audit Committee. The Board's Audit Committee is currently comprised of Messrs. Kirkpatrick and Davis. During fiscal 1999, Larry A. Erickson served on the Audit Committee until October 1999, John C. Poss served on the Audit Committee until December 1999 and Steven R. Ehlert served on the Audit Committee until year end. The Audit Committee makes recommendations to the Board of Directors regarding the engagement of independent public accountants to audit the books and accounts of the Corporation, reviews and approves the scope of annual audit activities of the auditors, approves the audit fee payable to the auditors and reviews the audit results. The Audit Committee also consults with the independent public accountants with respect to the annual audit scope and plan of audit and with respect to the adequacy of the Corporation's internal controls and accounting procedures. The Audit Committee met two times during fiscal 1999 and all committee members were present.

     During fiscal 1999, the Board of Directors had a Compensation Committee, although it did not meet during fiscal 1999. The Board's Compensation Committee was comprised of Larry A. Erikson, who served until October 1999, John C. Poss, who served until December 1999, and Steven R. Ehlert, who served until year end. The Board of Directors currently performs the duties of the Compensation Committee.

     The Board of Directors held five meetings in fiscal 1999. Each of the directors attended at least 75% of the meetings held by the Board of Directors and by the Committees on which such director served.

COMPENSATION OF DIRECTORS

     The Corporation pays Mr. Kirkpatrick a monthly retainer equal to the greater of (a) $1,000 or (b) $1,000 for each meeting of the Board of Directors attended. In addition, in January 2000 the Corporation issued options to Mr. Kirkpatrick to purchase up to 20,000 shares of Common Stock, 10,000 of which were fully vested at the time of issuance and 10,000 of which vest on January 1, 2001, with an exercise price of $2.25 per share. Through a Consulting Agreement with Pirinate Consulting Group, LLC ("Pirinate"), an entity controlled by Mr. Davis, the Corporation pays Pirinate $15,000 per month for making Mr. Davis available to serve as the Corporation's Interim Chairman of the Board and Interim Chief Executive Officer. Mr. Murdock and Mr. Wright do not receive any compensation for serving on the Corporation's Board of Directors.

SECURITY OWNERSHIP

     The following table sets forth information as of January 15, 2000 regarding the beneficial ownership of shares of Common Stock by (1) each person who is known to the Corporation to be the beneficial owner of more than 5% of the Common Stock, (2) each director, director nominee and named executive officer (as defined below) and (3) all directors and executive officers as a group.

     Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 of the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"), which provide, among other things, that a person is deemed to be the beneficial owner of Common Stock if such person, directly or indirectly, has or shares voting power or investment power with respect to the Common Stock or has the right to acquire such ownership within sixty days after January 15, 2000.

                                                              SHARES BENEFICIALLY   PERCENT
NAME OF BENEFICIAL OWNER                                           OWNED(1)         OF CLASS
------------------------                                      -------------------   --------
Eugene Davis................................................              --               *
David Kirkpatrick(2)........................................          10,000               *
Guy O. Murdock(3)...........................................       1,870,611            16.2
Wayne Wright(4).............................................       2,640,067            24.8
Thomas E. Chaplin(5)........................................       1,184,645            10.1
Colin P. Halford(6).........................................         254,030             2.3
Bonner B. Hardegree.........................................         327,912             3.1
John S. Rance(7)............................................         714,000             6.6
Berthel Fisher & Company, Inc.(8)...........................       2,128,590            18.9
Larry A. Cahill(9)..........................................       1,571,486            13.5
All directors and executive officers as a group (9
  persons)(10)..............................................       7,046,265            53.1

---------------

  *  Less than 1%.

 (1) This table is based upon information supplied by directors, executive officers and principal shareholders. Unless otherwise indicated in footnotes to this table, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.

 (2) Consists of 10,000 shares subject to exercise of options.

 (3) Includes 273,236 shares subject to exercise of stock options, 215,000 shares subject to exercise of warrants and 488,889 shares subject to conversion of shares of Series A Preferred Stock.

 (4) Includes 80,000 shares subject to exercise of warrants and 250,000 shares held by Mr. Wright's spouse.

 (5) Includes 550,000 shares subject to exercise of stock options, 240,000 shares subject to exercise of warrants and 355,556 shares subject to conversion of shares of Series A Preferred Stock.

 (6) Includes 203,880 shares subject to exercise of stock options and 50,050 shares subject to exercise of warrants.

 (7) Includes 170,000 shares subject to exercise of warrants.

 (8) Includes (i) 1,940,020 shares of Common Stock held by certain affiliates of Berthel for which Berthel shares voting and investment power, including 418,982 shares subject to exercise of warrants and 192,889 shares subject to conversion of shares of Series A Preferred Stock and (ii) 75,000 shares subject to exercise of warrants. Reflects information reported in a
     Schedule 13D filed with the SEC by Berthel on January 16, 1997, as amended on June 6, 1997, January 8, 1998, May 1, 1998, June 22, 1998, August 6,
     1998 and January 13, 1999. The address of Berthel is 100 Second Street S.E., P.O. Box 74250, Cedar Rapids, Iowa 52407.

 (9) Mr. Cahill's address is 3330 Southgate Court S.W., Cedar Rapids, Iowa 52404. Includes 650,000 shares subject to exercise of warrants and 444,444 shares subject to conversion of shares of Series A Preferred Stock.

(10) Includes 1,082,116 shares subject to exercise of stock options, 755,050 shares subject to exercise of warrants and 844,445 shares subject to the conversion of shares of Series A Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Corporation's directors and executive officers and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Corporation's equity securities. The rules promulgated by the SEC under section 16(a) of the Exchange Act require those persons to furnish the Corporation with copies of all reports filed with the SEC pursuant to section 16(a). Based solely upon a review of such forms actually furnished to the Corporation and written representations of certain of the Corporation's directors and executive officers, all directors, executive officers and 10% shareholders have filed with the SEC on a timely basis all reports required to be filed under section 16(a) of the Exchange Act during 1999, except (a) Mr. Rance has not filed a Form 3 to report his appointment as an executive officer of the Corporation and (b) none of Messrs. Halford, Wharton, Ehlert, Murdock, Rance, Chaplin and Cahill filed a Form 5 to report the issuance of warrants by the Corporation to each of the individuals.

EXECUTIVE COMPENSATION

     Cash and Other Compensation. The table which follows sets forth certain information concerning compensation paid to, earned by, or awarded to Guy O. Murdock, the Corporation's Chairman of the Board during fiscal 1999, Thomas E. Chaplin, the Corporation's Chief Executive Officer during fiscal 1999, Colin P. Halford, the Corporation's Vice President during fiscal 1999, Bonner B. Hardegree, Executive Vice President of Priority International Communications, Inc., a wholly-owned subsidiary of the Corporation, during fiscal 1999, and John
S. Rance, Chief Executive Officer of Incomex, Inc., a wholly-owned subsidiary of the Corporation (collectively, the "named executive officers") during the years indicated below.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                              ANNUAL COMPENSATION     SECURITIES
NAME AND                                                      --------------------    UNDERLYING
PRINCIPAL POSITION                                     YEAR   SALARY($)   BONUS($)    OPTIONS(#)
------------------                                     ----   ---------   --------   ------------
Guy O. Murdock,......................................  1999   $181,615    $    --           --
  Chairman of the Board(1)                             1998    150,000     20,000      323,236(2)
                                                       1997    150,000     20,000      123,236
Thomas E. Chaplin,...................................  1999    232,912         --           --
  Chief Executive Officer(3)                           1998    209,231     40,000      600,000(4)
                                                       1997    105,962     40,000      400,000
Colin P. Halford,....................................  1999    131,090         --           --
  Vice President(5)                                    1998    139,549     25,000      211,201(6)
                                                       1997    121,923     25,000      136,201
Bonner B. Hardegree,.................................  1999    144,000         --           --
  Executive Vice President                             1998    119,204         --           --
  of Priority International                            1997     21,110         --           --
  Communications, Inc.(7)
John S. Rance,.......................................  1999    158,125         --           --
  Chief Executive Officer                              1998    131,576         --           --
  of Incomex, Inc.                                     1997         --         --           --

---------------

(1) Mr. Murdock resigned as Chief Executive Officer of the Corporation effective April 4, 1997 and was replaced as Chairman of the Board of the Corporation in January 2000.

(2) Includes options to purchase 123,236 shares of Common Stock which were originally granted in 1997 and which were repriced effective April 3, 1998.

(3) Mr. Chaplin was appointed Chief Executive Officer of the Corporation effective April 4, 1997 and was replaced as Chief Executive Officer of the Corporation in January 2000.

(4) Includes options to purchase 400,000 shares of Common Stock which were originally granted in 1997 and which were repriced effective April 3, 1998 (of which 75,000 were subsequently repriced again effective May 29, 1998 and 75,000 were subsequently repriced again effective December 31, 1998).

(5) Mr. Halford was replaced as Vice President of the Corporation in January
    2000.

(6) Includes options to purchase 136,201 shares of Common Stock which were originally granted in 1997 and which were repriced effective April 3, 1998.

(7) Mr. Hardegree resigned as Executive Vice President of Priority International Communications, Inc. in January 2000.

     Options Granted During 1999. There were no stock options granted to the named executive officers of the Corporation during the year ended December 31, 1999.

     Fiscal Year-End Option Values. The following table provides certain information regarding the unexercised options held by the named executive officers at December 31, 1999. No named executive officer exercised any options during the year ended December 31, 1999.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                               OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                               ---------------------------   ---------------------------
NAME                                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                           -----------   -------------   -----------   -------------
Guy. O. Murdock..............................    273,236        50,000         $    --          $--
Thomas E. Chaplin............................    550,000        50,000              --           --
Colin P. Halford.............................    203,880        46,120          14,356           --
Bonner B. Hardegree..........................         --            --              --           --
John S. Rance................................         --            --              --           --

---------------

(1) Based on the reported closing bid price of $2.25 per share of Common Stock on the Nasdaq Bulletin Board on December 31, 1999.

     Employment Agreements. On October 1, 1998, the Corporation entered into an Amended and Restated Employment Agreement with each of Thomas E. Chaplin and Guy
O. Murdock. Each of the Amended and Restated Employment Agreements had a term through December 31, 2001. Pursuant to the Amended and Restated Employment Agreements, Messrs. Chaplin and Murdock received base salaries of not less than $250,000 and $150,000, respectively. In addition, each of them were eligible to participate in the Corporation's bonus plan and other executive compensation plans. Each Amended and Restated Employment Agreement contains a provision restricting competition with the Corporation for a period of two years following termination of employment. Mr. Chaplin's Amended and Restated Employment Agreement provided that if his employment is terminated by the Corporation for any reason other than for cause, Mr. Chaplin was entitled to receive severance at an annual rate of $150,000 for two years, provided, however, that if his employment was terminated by the Corporation or by Mr. Chaplin for any reason within 180 days after a sale of the Corporation, Mr. Chaplin was entitled to continuation of his then effective base salary for three years. Mr. Murdock's Amended and Restated Employment Agreement provided that if his employment was terminated by the Corporation for any reason, including for cause, Mr. Murdock was entitled to receive severance at an annual rate of $150,000 for two years, provided, however, that if his employment was terminated by the Corporation or by Mr. Murdock for any reason within 180 days after a sale of the Corporation, Mr. Murdock was entitled to continuation of his then effective base salary for three years. Mr. Chaplin was replaced as Chief Executive Officer and Mr. Murdock was replaced as Chairman of the Board of the Corporation in January 2000. The Corporation is currently negotiating severance arrangements with Mr. Chaplin and Mr. Murdock.

     On January 1, 1999, the Corporation entered into an Amended and Restated Employment Agreement with Colin P. Halford. The Amended and Restated Employment Agreement had a term through December 31, 2001 and provided that Mr. Halford would receive a base salary of not less than $150,000. In addition, Mr. Halford was eligible to participate in the Corporation's bonus plan and other executive compensation plans. The Amended and Restated Employment Agreement contains a provision restricting competition with the Corporation for a period of two years following termination of employment. Mr. Halford's Amended and Restated Employment Agreement provided that if his employment was terminated by the Corporation for any reason, including for cause, Mr. Halford was entitled to receive severance at an annual rate of $150,000 for two years, provided, however, that if his employment was terminated by the Corporation or by Mr. Halford for any reason within 180 days after a sale of the Corporation, Mr. Halford was entitled to continuation of his then effective base salary for three years. Mr. Halford was replaced as Vice President of the Corporation in January 2000. The Corporation is currently negotiating severance arrangements with Mr. Halford.

     On November 1, 1998, the Corporation and its wholly-owned subsidiary Priority International Communications, Inc. ("PIC") entered into an Employment Agreement with Bonner B. Hardegree. The Employment Agreement had a three-year term, with automatic one-year renewals unless either party gave notice of termination at least one year in advance of the end of the term. Pursuant to the Employment Agreement, Mr. Hardegree received a base salary of not less than $144,000. In addition, Mr. Hardegree was entitled to participate in the Corporation's bonus plans and other compensation plans and fringe benefits for executive officers. The Employment Agreement contains a provision restricting competition with the Corporation for a period of six months following termination of employment unless termination was by the Corporation without "cause" or by Mr. Hardegree for "good reason." Mr. Hardegree's Employment Agreement provided that if his employment was terminated by the Corporation without "cause" or by Mr. Hardegree for "good reason," Mr. Hardegree was entitled to continuation of his then effective base salary for a period equal to the greater of (i) one year, or
(ii) the remaining term of the Employment Agreement and if the Corporation terminated the Employment Agreement due to failure to continue PIC's business or the death or disability of Mr. Hardegree, Mr. Hardegree was entitled to continuation of his effective base salary for a period of one year. Mr. Hardegree resigned as Executive Vice President of PIC in January 2000.

     In February 1998, the Corporation and its wholly-owned subsidiary Incomex, Inc. entered into an Employment Agreement with John S. Rance. The Employment Agreement expires in 2001. Pursuant to the Employment Agreement, Mr. Rance receives a base salary of not less than $150,000. Under the terms of the Employment Agreement, if employment is terminated by the Corporation for any reason other than cause, Mr. Rance will be entitled to receive severance at his then current base compensation rate for two years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Corporation obtains lease and other financing services from Berthel Fisher & Company, Inc. and its subsidiaries and their affiliated leasing partnerships ("Berthel"). Berthel is the beneficial owner of approximately 18.9% of the Common Stock outstanding on January 15, 2000. As of March 1, 2000, the Corporation owed Berthel a total of approximately $6.3 million under certain lease and debt financing arrangements, including approximately $1.4 million which is past due. In December 1999, Berthel entered into a Standstill Agreement with the Corporation. Under the Standstill Agreement, Berthel indicated its intention to form a creditors committee to represent the interests of Berthel and other creditors of the Corporation. The Corporation agreed to provide the creditors committee with access to information regarding the Corporation and its business and to advise the creditors committee in advance regarding certain significant corporate developments. The creditors committee may also demand that the Corporation take certain actions with respect to the Corporation's assets and business. The members of the creditors committee will agree to forebear from taking actions to collect past due debt owed by the Corporation in the absence of the unanimous approval of the creditors committee.

     In January 2000, the Corporation entered into an agreement with Berthel providing for investment banking services by Berthel. Pursuant to this agreement, the Corporation is required to pay the following compensation to the
Berthel: (a) a retainer of $30,000 on signing, (b) a monthly retainer of $15,000 each month during the term of the agreement, (c) commissions of 2% of the proceeds of certain offerings of debt securities, (d) warrants to purchase the Corporation's common stock equal to 10% of the equity or debt securities raised by Berthel, (e) a fee of 3% of the proceeds from the sale of any assets or subsidiaries of the Corporation, (f) a fee of up to 5% of the value of a merger involving the Corporation, and (g) reimbursement of reasonable and customary out-of-pocket expenses.

     The Corporation provides telecommunications services to certain hotels managed by Larken, Inc., a corporation controlled by Larry A. Cahill. Mr. Cahill beneficially owns approximately 13.5% of the Common Stock outstanding on January 15, 2000. The Corporation generated revenues of $412,156 in 1999 pursuant to its contracts with Larken, Inc. and accrued commissions of $360,000 payable to Larken, Inc. pursuant to such contracts.

     During the first quarter of 1999 the Corporation issued notes payable to each of Colin P. Halford, a current director and former executive officer of the Corporation, and Bill Wharton, a former executive officer of the Corporation, for $250,000, each note bearing interest at 14%. In connection with the issuance of these notes, warrants to purchase 50,000 shares of the Corporation's common stock were issued at an exercise price of $3.25 per share to each of Colin P. Halford and Bill Wharton. The warrants expire in November 2003 and December 2003, respectively. During the second quarter of 1999 the Corporation issued notes payable to related parties totaling $1,975,000, including $350,000 to Larry A. Cahill, $350,000 to Thomas E. Chaplin, $225,000 to Guy O. Murdock and $350,000 to John S. Rance. In December 1999, these notes were amended to bear interest at 14% from the original date of issuance. The principal and accrued interest on these notes became due on November 30, 1999 and the notes bear interest at the default rate of 18% from such date. In connection with the amendment of the notes in December 1999, warrants to purchase 395,000 shares of the Corporation's common stock were issued in relation to the notes at exercise prices ranging from $3.75 to $4.13 per share, including 70,000 warrants at an exercise price of $4.00 per share to Larry A. Cahill, 70,000 warrants at an exercise price of $4.00 per share to Thomas E. Chaplin, 45,000 warrants at an exercise price of $4.00 per share to Guy O. Murdock and 70,000 warrants at an exercise price of $3.75 per share to John S. Rance. The warrants expire at varying times during November and December 2003.

     In January 2000, the Corporation entered into a letter agreement with Pirinate which provided that the Corporation would pay Pirinate $15,000 a month in exchange for up to six days per month of personal services from Mr. Eugene Davis. Under the letter agreement, Mr. Davis will serve as Interim Chief Executive Officer and Chairman of the Board of the Corporation. The letter agreement's term is for a minimum of three months, and thereafter either party may terminate the letter agreement, with or without cause, effective upon 60 days written notice. The letter agreement also provides that the Corporation, upon approval by Mr. Tunink, the Corporation's Chief Financial Officer, will pay Mr. Davis' out-of-pocket, travel and other major expenses related to his services to the Corporation.

     In February 2000, the Corporation entered into a Rental Agreement with TeleManager.net providing for the operation of the Corporation's Murdock Technology Services division ("MTS") Telemanager system by TeleManager.net in exchange for monthly rental payments to the Corporation. The Corporation also entered into a memorandum of understanding to negotiate a sale of certain assets of MTS to TeleManager.net. TeleManager.net is owned by Colin P. Halford and Bill Wharton.

                            APPOINTMENT OF AUDITORS

     The Board of Directors, upon recommendation from the Audit Committee, has selected Deloitte & Touche LLP to be the Corporation's auditors for the 2000 fiscal year.

     Although this appointment is not required to be submitted to a vote of shareholders, the Board of Directors believes it appropriate as a matter of policy to request that the shareholders ratify the appointment. If shareholders' ratification is not received, the Board of Directors may reconsider the appointment.

     The Board of Directors of the Corporation recommends a vote for ratification of Deloitte & Touche LLP as independent auditors for the purpose of auditing the financial statements of the Corporation for fiscal 2000. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                  ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
                           COMMISSION ON FORM 10-KSB

     The Corporation is required to file an annual report, called a Form 10-KSB, with the Securities and Exchange Commission. A copy of Form 10-KSB for the fiscal year ended December 31, 1999 will be made available, without charge, to any person entitled to vote at the Annual Meeting. Written request should be directed to Paul C. Tunink, Secretary, Murdock Communications Corporation, 1112 29th Avenue S.W., Cedar Rapids, Iowa 52404.

                             SHAREHOLDER PROPOSALS

     Proposals which shareholders intend to present at the 2001 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received at the Corporation's principal offices in Cedar Rapids, Iowa no later than December 18, 2000 for inclusion in the proxy material for that meeting. Proposals submitted other than pursuant to Rule 14a-8 will be considered untimely if received after March 5, 2001 and the Corporation will not be required to present any such proposal at the 2001 Annual Meeting of

Shareholders. If the Board of Directors decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2001 Annual Meeting of Shareholders will have the right to exercise discretionary voting power with respect to such proposal.

                                 OTHER MATTERS

     The Directors of the Corporation know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      MURDOCK COMMUNICATIONS CORPORATION

                                      Eugene Davis,
                                      Interim Chief Executive Officer

Cedar Rapids, Iowa
April 19, 2000

                                      PROXY

                       MURDOCK COMMUNICATIONS CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Eugene Davis and Paul C. Tunink, or either one of them, each with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Murdock Communications Corporation to be held on May 23, 2000 at 11:30 a.m., local time, at the Four Points Sheraton Inn, 525 33rd Avenue S.W., Cedar Rapids, Iowa 52404, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement, ratifies all that said proxies or their substitutes may lawfully do by virtue hereof, and revokes all former proxies.

Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINATED DIRECTORS AND TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES APPOINTED.

               DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

        MURDOCK COMMUNICATIONS CORPORATION ANNUAL MEETING OF SHAREHOLDERS

1. ELECTION OF DIRECTORS:                                                [ ] FOR all          [ ] WITHHOLD
   (terms expiring at the 2001     1-GUY O. MURDOCK 2-EUGENE DAVIS       nominees listed      AUTHORITY to
   Annual Meeting)               3-DAVID KIRKPATRICK 4- WAYNE WRIGHT     to the left          vote for all
                                                                         (except as           nominees listed
                                                                         specified below).    to the left.
                                                                         --------------------------------------
(Instructions:  To withhold authority to vote for any indicated
nominee, write the number(s) of the nominee(s) in the box provided
to the right.)                                                     ----->
                                                                         --------------------------------------

2. To ratify the appointment of Deloitte & Touche LLP as the Company's  [ ] FOR     [ ] AGAINST     [ ] ABSTAIN
   auditors for 2000.

3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

                                              Date                                      NO. OF SHARES
                                                     --------------------------------                  --------

CHECK APPROPRIATE BOX
Indicate changes below:
                                                                  ---------------------------------------------

Address Change? [ ]         Name Change? [ ]

                                                                  ---------------------------------------------

                                                                  Signature(s) in Box
                                                                  If signing as attorney, executor,
                                                                  administrator, trustee or guardian, please add
                                                                  your full title as such. If shares are held by
                                                                  two or more persons, all holders must sign the
                                                                  Proxy.